Exhibit 23.3

AVITAS, Inc. World Headquarters
14520 Avion Parkway, Suite 300
Chantilly, Virginia 20151 USA
Phone: 703.476.2300
Fax: 703.860.5855
www.avitas.com
July 7, 2011
Mr. Grant A. Levy
Executive Vice President and General Counsel
Air Lease Corporation
2000 Avenue of the Stars, Suite 1000N
Los Angeles, California 90067

Re:	Written Consent to Form S-1 of Air Lease Corporation
Dear Mr. Levy:
We hereby consent to the reference to our firm under the heading “Experts” and to the use of information contained in our report entitled “Report on the Aviation Industry,” dated July 2011, in Amendment No. 1 to the Registration Statement on Form S-1 of Air Lease Corporation, including any subsequent amendments thereto, for the registration of shares of its Class A Common Stock and Class B Non-Voting Common Stock.

Sincerely,

/s/ John W. Vitale

John W. Vitale
President & CEO